Exhibit 99.1

Liquidity Services, Inc. (NASDAQ: LQDT) Q2 2025 Earnings Call Transcript May 8, 2025 10:30 AM ET

Company Participants

Michael Patrick - VP & Controller
Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington
George Sutton - Craig-Hallum

Operator

Welcome to the Liquidity Services, Inc. Second Quarter Fiscal Year 2025 Financial Results Conference Call. My name is Michelle, and I'll be your operator for today's call. Please note that this call is being recorded.

[Operator Instructions]

I will now turn the call over to Michael Patrick, Liquidity Services' Vice President and Controller.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect management's views as of today, May 8, 2025 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with their most comparable GAAP measures as available.

Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q2 earnings call. I'll review our Q2 performance and the progress of our business segments. And next, Jorge Celaya will provide more details on the quarter.

Our team made significant progress towards our strategic, financial and operational goals this past quarter,

notwithstanding emerging economic uncertainty. We expanded our market presence and service offerings and are moving closer to our midterm goal of $2 billion of annual GMV with our current GMV annualized run rate of $1.67 billion. We are growing our volumes, buyer base and recovery rate in key high-value categories such as construction, equipment, trucks, vehicles and consumer return goods.

During Q2, we set new records in the number of sellers, assets listed and better participation in these categories. We also continue to drive adoption of our asset-light services in all segments and are transacting approximately 80% or more of our total GMV under the consignment pricing model. Despite significant investment in our business expansion and product road map initiatives, we are also meeting our goal of a 20% EBITDA margin as a percentage of direct profit or net revenue. We generated over $21 million of operating cash flow during Q2 and have a debt-free balance sheet with $149 million of cash to execute both our organic and M&A growth strategies.

Now let's take a closer look at each segment. Our GovDeals segment continues to successfully serve customers in both government and government adjacent markets and the sale of used equipment, vehicles and other commercial assets. Through this growth process, we have expanded our GovDeals target addressable market to an estimated $5.4 billion. During Q2, GovDeals attracted new higher-volume clients who previously relied on full-service auctioneers by implementing our innovative hybrid solutions and leverage our scalable online marketplaces. Recent examples of these wins include New York City, Buffalo, New York, Boston, Sacramento, California, Fairfax County, Virginia and Amarillo, Texas. GovDeals has also driven consistent account acquisition and expansion of existing accounts, which has resulted in 12% organic growth in the number of assets listed in the first half of fiscal year '25 on our GovDeals platform.

Vehicle volumes have also grown steadily year-over-year, noting, however, that given the current tariff policies, it is likely that vehicle supply chains will undergo some disruption in the future and used vehicle prices are likely to rise at some point during this period. Our CAG segment posted solid results during Q2 with double-digit organic growth in GMV. The breadth of our CAG marketplace was on display during Q2 as we completed transactions in the U.S., the U.K., India, Poland, Sweden and China across a variety of verticals, including energy, biopharma, consumer packaged goods and industrial machinery. Our growing CAG heavy equipment category continued its rapid growth, setting records for the number of unique sellers, repeat sellers, GMV and completed transactions during Q2. Buyers continue to be attractive to the savings, immediacy and convenience offered in our used equipment marketplaces.

During Q2, we enjoyed record buyer participation in our CAG segment as the number of auction participants grew 95% and 70% year-over-year, respectively, and our heavy equipment and CAG industrial verticals during Q2. Our RSCG segment expanded its relationships with sellers across categories and geographies to drive 29% year-over-year growth in GMV during Q2. Margins were roughly flat year-over-year due to a weakening consumer, higher inbound purchase rates and logistics costs. Our market share gains have been fueled by the high quality and reliability of our solution, which ensures that our retail clients benefit financially and operationally from our services. In fact, we are now offering our sell-in-place software solution to some of the largest e-commerce players outside of the U.S. to manage and sell their return goods on our platform, demonstrating how our investment in easy-to-use listing tools and multilingual capabilities is paying off.

Our observation is that the current economic climate is putting pressure on many players in the retail liquidation industry, which has historically led to greater levels of insolvency or bankruptcy of service providers which has adverse operational and financial impacts on retailers. Also, it is unclear whether cash strapped consumers are prepared to absorb higher cost of goods due to new tariff policies. Against this backdrop, Liquidity Services offers the retail industry a safe harbor for our clients and buyers by providing consistent, reliable, secure and scalable performance. In particular, our multichannel buyer base and value-added logistic services have been critical to assisting our retail clients in navigating this uncertain economic environment.

Finally, our Machinio and our newly launched software solutions business each continued to add customer value by enhancing our service offerings and expanding our market reach. Machinio is strengthening its value proposition by integrating e-commerce, payment, shipping services in new e-mail marketing campaign tools to enable used equipment sellers to more efficiently manage their sales. We continue to invest in platform improvements and have increased our capacity to innovate through our software solutions business, which includes our acquired Auction Software business and software development team. Collectively, our product teams are hard at work introducing new features in the front end and back end of our marketplace platform, including AI-assisted asset description tools and asset alerts, white-label client landing pages, text notifications during the bid process and mobile responsive asset upload templates.

As we've noticed, clients across all industries are grappling with the effects of emerging tariffs on their supply chains, which could impact the timing and volume of asset sales, including retail goods and used vehicles. However, our market-leading solutions help our seller clients and buyers respond to economic uncertainty and evolving supply chains by offering flexible and liquid marketplaces to transact any type of equipment or asset in all regions of the globe. With our strong financial foundation and strategic focus, we are very well positioned to seize emerging opportunities to drive long-term growth, even in uncertain times.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning, and thank you, Bill. During the second quarter of fiscal year 2025, we grew our consolidated GMV 15% to $367.4 million as each of our segments advance their goals to generate growth through expanding service offerings and market share. Our ongoing efforts to create operating expense leverage was again realized during this quarter, resulting in the improvement across our key profitability metrics.

Our fiscal second quarter performance was consistent with our guidance range despite encountering some weather-related delays earlier in the quarter. Comparing our results for the second quarter of fiscal year 2025 to the same quarter last year, our revenue grew 27% to $116.4 million, consistent with the guidance we provided with our revenue to GMV ratio. Consistent with the first quarter of fiscal year 2025, revenue has continued to grow faster than GMV, mainly due to our market share gains, resulting in expansion of lower touch purchase programs in our retail segment. Our GAAP earnings per share increased 22% to $0.22 and 15% to $0.31 on a non-GAAP adjusted basis. Our non-GAAP adjusted EBITDA was $12.2 million, slightly above last year. In addition to the early quarter weather-related delays that affected GovDeals, our retail segment experienced some delays in buyer demand. And last year, our fiscal second quarter benefited from catching up on retail and CAG GMV delayed from the first quarter of fiscal year 2024.

We ended the fiscal second quarter of 2025 with $149 million in cash, cash equivalents and short-term investments. We generated $21.6 million of cash from operations during the quarter and used $6.3 million to acquire Auction Software. We continue to have 0 debt and following an amendment entered into this week, improving our line of credit capacity and terms, we currently have $26 million of available borrowing capacity under our credit facility. We continue to expect our near-term capital expenditures to not significantly vary relative to our recent historical averages. Specifically comparing segment results from this fiscal second quarter of 2025 to the same quarter last year, our retail segment was up 29% on GMV and up 46% of revenue, driven by increased volumes from our client purchase model programs relative to our consignment programs.

Segment direct profit was slightly down by 3%. Our Capital Assets Group segment was up 14% on GMV, led especially by continued market share increases with recurring sellers of low-touch heavy equipment. Revenue was down 22% and segment direct profit was down 6% as increases in heavy equipment consignment GMV were offset by last year's comparable fiscal second quarter of 2024 that included large international spot purchase transactions that had been delayed from the first fiscal quarter of 2024. Our GovDeals segment GMV was up 9%, revenue up 5% and segment direct profit up 3%. These results reflect impacts from weather-related delays during the quarter and reflects growth in our lower take rate real estate category.

Our Machinio and Software Solutions businesses, in total, increased revenue by 22% resulting in segment direct profit being up 19% on a combined basis, driven by Machinio's continued solid performance and from the acquisition of Auction Software. Our outlook for the third quarter of fiscal year 2025 reflects solid year-over-year growth at the midpoint of our range. While we currently have a positive outlook to this upcoming quarter, our low end of guidance reflects the potential for more volatility given the uncertainties in the macroeconomic environment. We do not currently anticipate significant near-term disruptions from the global economic uncertainties with mainly our CAG segment experiencing some delayed cross-border transactions as we entered this fiscal third quarter. We still anticipate the CAG segment to grow the top line year-over-year, led by our heavy equipment and industrial categories.

While vehicle volumes were tempered this past fiscal second quarter, and can experience delays during uncertain economic cycles, we began the fiscal third quarter with solid volumes year-over-year in our GovDeals segment. In our guidance, our fiscal third quarter for GovDeals reflects its traditional seasonal peak in GMV. The expanded purchase programs in our RSCG segment are expected to increase retail GMV and revenue year-over-year and sequentially, with revenue growing at a higher rate than GMV and with a higher overall mix of lower touch product flows, improving the overall results. Machinio and our newly acquired Software Solutions business are expected to see growth in revenues year-over-year. On a consolidated basis, consignment GMV is expected to continue to be in the low 80s as a percentage of total GMV as our GovDeals segment enters its seasonally high quarter. Consolidated revenue as a percent of GMV is expected to be approximately 30%. And the total of our segment direct profit as a percent of consolidated revenue is expected to again be in the low to mid-40 percentage range. These ratios can vary based on our overall business mix, including asset categories in any given period.

Consistent with prior year trends, we anticipate sequential growth in our top line results for the second half of our fiscal year compared to the first half. This growth in related operating leverage have historically driven sequential improvements in our key profit metrics and ratios when comparing the second fiscal year half to the first half of our fiscal year. Management's guidance for the third quarter of fiscal year 2025 is as follows: We expect GMV to range from $395 million to $430 million. GAAP net income is expected to range in the range of $6 million to $9 million with corresponding GAAP diluted earnings per share ranging from $0.18 to $0.28 per share. Non-GAAP adjusted diluted earGary Prestopinonings per share is estimated in the range of $0.27 to $0.36 per share. We estimate non-GAAP adjusted EBITDA to range from $14.5 million to $17.5 million. The GAAP and non-GAAP EPS guidance assumes that we have approximately 32.5 million to 33 million fully diluted weighted average shares outstanding for the third quarter of fiscal year 2025.

Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] And our first question comes from Gary Prestopino with Barrington.

Gary Prestopino

A couple of questions. I just -- in the segments where you cited weather, particularly GovDeals, was that impact there related to more of the vehicle turnover versus what you're doing in real estate? And it really just stemmed from cold weather or whatever. I'm just trying to get a handle on what happened in the quarter related to weather for you guys?

Bill Angrick

Sure. The storms that came through, particularly the Southeast, you had a variety of tornadoes and extreme weather events that came through. That does affect a lot of the rolling stock listing process that occurs at these various locations. So people are under shelter, closing offices and therefore, access to the physical assets is interrupted. That's primarily what we're referring to.

Gary Prestopino

Okay. That's fine. And then I want to just talk about briefly what happened in the quarter? It looks like on $78 million or so of purchase revenue, you generated about $8.9 million of gross profit. Last year, you did $53 million of revenue and $8.8 million or $8.9 million of gross profit. So bottom line is significant step down in the gross profit on the purchase transactions. And I think that kind of skewed the quarter quarterly results in terms of the adjusted EBITDA. So was that something where you're working with third parties and they got a percentage of the profitability on a sale? Or could you elaborate on that?

Bill Angrick

Sure. I'll give a couple of comments and Jorge can add his. There's a mix there both between industrial CAG, principal deals and then retail supply chain purchase model programs. We have used a variety of third parties to refer business to us. And in some cases, sales can occur with a rev share that would reduce the -- our take rate and margin realized on the sales. Additionally, we had a number of inbound logistics costs, setup costs for some new purchase model programs in retail, which reduced profitability on that, along with some multiyear agreed step-up in rates for certain product categories that also compress margins. And I think there was a little ripple of consumer demand being tempered as people were holding on to cash, trying to understand exactly what -- to what extent the economy would change relative to some of these new policies at the federal level.

Jorge Celaya

And yes, Gary, just to add to that a bit. So we also have to remember that in the second quarter of last year, we had all the catch-up from the first quarter of CAG and retail. So when we're comparing the second quarter to the last -- second quarter last year, we had some unusual benefits last year in the second quarter. But also to add to what Bill said, the mix of product or the mix of contract that we're getting, when we refer, for example, in retail to a shift to lower touch purchase products. That usually means that lower touch, we have a lower operating expense. So despite the potential of having on those individual contracts even when blended take rates or direct profits may look like they're down, they can be offset by the operating expenses that we don't necessarily need to have to support this lower touch programs.

So if you look at our operating tech and ops line, you're going to see a sequential drop in expense. And when we commented on operating leverage, these are the kind of things that we need. So it's not necessarily a direct correlation between the direct profit and EBITDA, for example, because it will depend on your mix that you may not need all the operational costs. And as Bill said, we also had some delays on selling through like in retail. So we're holding inventory, we have transportation costs, and these are things that should be sold in the next month or the next quarter. And then you're not going to have those transportation costs, right? You've already taken them in the prior quarter. So things like that, all of the above is what slightly changes these numbers, right? Not anything is perfect and tying perfectly in business.

Operator

Our next question comes from George Sutton with Craig-Hallum.

George Sutton

Bill, I wondered if we could just walk through a world where tariffs increase the cost for new items. And you obviously are a predominantly used marketplace. Generically, shouldn't that be to your favor?

Bill Angrick

Yes. We know from a few business cycles over the last 20 years. There's a preference to trade down to the used equipment market when either there's a price gauging effect on new equipment or new equipment simply not available. We've seen this in the construction vertical, the used equipment vertical, a variety of other industrial categories. So on balance, used equipment to safe harbor for buyers, certainly stimulates activity in the marketplace. And we saw, George, record activity in our heavy equipment marketplace and our industrial vertical in the used vehicle GovDeals vertical.

George Sutton

You have been targeting more of the federal agencies and federal government for opportunities with those being as impactful as we would expect it to be. How do you feel positioned for opportunities there?

Bill Angrick

I think we've got a perfect complement of solutions. I think the reality is this is a slow moving, very complex inter-agency process. We are a known quantity. I think we'll have an opportunity, the timing of which we can't precisely predict. But we have done pilots successfully for federal agencies, and we stand ready to serve.

George Sutton

You mentioned with your Auction Software business, you've created some new features, both in the front and the back end. I think you've also been looking to marry that with your Machinio to perhaps make that a more vibrant set of offerings. Can you just give us some more specificity as to what kinds of things you're creating there and what types of opportunities that creates?

Bill Angrick

Sure. Well, everything we sell has to be described and photograph and listed. So there's tremendous potential with AI computer vision tools to use image recognition and supplement that with some automated rich listing that will be very easy to feed to search engines and our own internal marketplace categories. So that process, that automation process has great mid- and long-term potential to reduce listing costs and labor costs.

On the buyer side, the ability to more precisely match what buyers have demonstrated their interest are through browsing, bidding, history is another area of improvement. We think we can increase the conversion rate on the platform, which will ultimately improve GMV, revenue, direct profit. We have a number of activities on the uploading of assets through mobile devices. That process just reduces the number of steps and makes it easier to use. A handheld mobile device to take the process from cradle to grave, going out, capturing the images, uploading them in fewer steps. That's tremendous.

We've also been giving sellers more personalized landing pages inside our marketplace to append data that buyers might find interesting. If you have a seller, perhaps it's the New York City, New York City has a little bit more brand identity inside our GovDeals marketplace. We're testing a lot of features that give buyers greater visibility to that particular seller, what their history is, how quickly they ship, what type of assets they sold. I think that's very helpful. We've also been using the software engineering team to expand third-party selling tools on our platform. We have a very large international e-commerce player who is now listing and selling return goods on our retail platform and the ability to make it easy for them to access our tools through and integrate tools through publicly available APIs and have that listing come in across different languages is very helpful and that's another vector of growth for us where we don't have to touch the asset. We're simply expanding the use cases to international users.

So just a variety of things. In many cases, the Auction Software transaction was an acquisition of talent and engineering capacity as well as a book of business of midsized small businesses selling online, and that's an area of opportunity, George.

Operator

Thank you. We have no further questions at this time. This does conclude the question-and-answer session. You may now disconnect. Everyone, have a great day.